Exhibit 99.1

MannKind Appoints Christine Mundkur to its Board of Directors

WESTLAKE VILLAGE, Calif., Nov. 27, 2018 — MannKind Corporation (Nasdaq: MNKD) today announced that Christine Mundkur has joined its Board of Directors, effective November 27, 2018. Ms. Mundkur will also serve as a member of the Audit Committee of the Board. Ms. Mundkur brings 25 years of experience in the pharmaceutical industry to the MannKind Board.

“Christine brings a tremendous wealth of experience to our board of directors,” said Kent Kresa, Chairman of the Board of MannKind Corporation. “Her success with inhalation products, in particular, will be an invaluable asset to MannKind. She is a strong leader and team builder with proven technical and leadership expertise, which we believe will further strengthen our board and our company.”

Ms. Mundkur most recently served as chief executive officer and the non-voting chairman of the board of directors for Impopharma Inc., a developer of complex formulations focused on inhalation pharmaceutical products. While at Impopharma, Ms. Mundkur led the transition of the company from a successful clinical research organization into a generic pharmaceutical inhalation development company. Her work included the internal development and filing of Abbreviated New Drug Applications of spray and inhalation products. Ms. Mundkur also held leadership positions as president and chief executive office of the US Division and head of commercial operations for North America for Sandoz, Inc. Earlier, she served as chief executive officer of Barr Laboratories, Inc., where she started her career as quality and regulatory counsel. In addition, Ms. Mundkur served as a strategic consultant advising several clients on global pharmaceutical business strategies. Ms. Mundkur holds a J.D. from the St. Louis University School of Law and received her B.S. degree in chemistry from St. Louis University.

The addition of Ms. Mundkur brings the total number of MannKind Board members to eight.

About MannKind Corporation

MannKind Corporation (NASDAQ:MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide. MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties detailed in MannKind’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Rose Alinaya

SVP, Investor Relations

818-661-5000

ir@mannkindcorp.com